Exhibit 99.1

BRIGHTVIEW ANNOUNCES APPOINTMENT OF TWO NEW INDEPENDENT DIRECTORS

PLYMOUTH MEETING, Pa., April 15, 2019 -- BrightView Holdings, Inc. (NYSE: BV) (“the Company” or “BrightView”), the leading commercial landscaping services company in the United States, today announced the appointment of Jane Okun Bomba and Mara Swan as independent members of its Board of Directors. The appointments of Ms. Okun Bomba and Ms. Swan expands the size of the board to eight members, four of whom are independent.

Jane Okun Bomba is President of Saddle Ridge Consulting and advises on a range of strategic issues. From 2004 to 2017, Ms. Okun Bomba was an executive at IHS Markit, most recently as Executive Vice President, Chief Administrative Officer. In addition to heading worldwide teams across several corporate functions, Ms Okun Bomba led large transformational initiatives, including the company’s 2005 IPO, the company’s rebranding and the implementation of a single global ERP. Prior to IHS, she was a partner at Genesis, Inc. and headed investor relations at Velocom, MediaOne Group, and Northwest Airlines. Earlier in her career she was a CPA at Price Waterhouse focused in the areas of general audit and litigation support. Ms. Okun Bomba serves on the board of Kickstart International and is a member of the International Women’s Forum. Additionally, she is a member of the University of Michigan, Ross School of Business Dean’s Advisory Board and the School of Literature, Science and Arts Dean’s Advisory Committee. She holds both a BGS and an MBA from the University of Michigan at Ann Arbor and completed graduate studies at the Stockholm School of Economics. She received board director education in the Women’s Director Development Program at the Kellogg School of Management, Northwestern University and the Directors’ Consortium.

Mara Swan is Executive Vice President of Global Strategy and Talent, at ManpowerGroup (NYSE: MAN). In this role, which she has held since 2009, she leads executive compensation, strategy, marketing, human resources, thought leadership, public relations, communications and corporate social responsibility. In 2014, she also assumed global leadership responsibility of ManpowerGroup’s Right Management brand. Prior to ManpowerGroup, Ms. Swan was the CHRO at MolsonCoors and held several leadership roles at Miller Brewing Company. Ms. Swan currently serves on the GOJO Industries board of directors where she has been compensation chair since 2011. She is also the Executive Chair of the Center on Executive Compensation in Washington, D.C. In 2012, Ms. Swan was inducted as a fellow of the National Academy of Human Resources and named HR Executive of the Year by HR Executive Magazine. In 2015, she was named one of the 15 most influential and prominent women leading human resources functions. She holds a bachelor’s degree in business administration, from the University of Buffalo and a master’s degree, in Industrial Relations from the University of Minnesota.

“We are delighted to welcome Jane and Mara as independent members of our Board. Their leadership and service with significant public, private, academic and non-profit entities will provide us an even greater diversity of thought as we continue guiding BrightView’s business, including evolving our corporate governance over time. Our ability to attract such accomplished members to BrightView’s Board is a testament to the strength of our company and reinforces our commitment to generating value for our stockholders,” said Andrew Masterman, President and CEO of BrightView.

“Adding two independent members to our Board is an important step for BrightView. Especially given the caliber of our new Directors. The breadth of experience that Jane and Mara bring with them speaks for itself and I am confident that it will help them contribute to the growth of our business and to BrightView’s evolution as a public company. I look forward to working with both Jane and Mara as well as the rest of our Board for the benefit of all of BrightView’s stockholders,” said Paul Raether, Chairman of the Board.

About BrightView

BrightView is the largest provider of commercial landscaping services in the United States. Through its team of approximately 20,000 employees, BrightView provides services ranging from landscape maintenance and enhancements to tree care and landscape development for thousands of customers’ properties, including corporate and commercial properties, HOAs, public parks, hotels and resorts, hospitals and other healthcare facilities, educational institutions, restaurants and retail, and golf courses, among others.

INVESTOR RELATIONS CONTACT:	MEDIA CONTACT:
Daniel Schleiniger, VP of Investor Relations	Fred Jacobs, VP of Communications & Public Affairs
484.567.7148	484.567.7244
Daniel.Schleiniger@BrightView.com	Fred.Jacobs@BrightView.com